Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Prudential Investment Portfolios 16:

We consent to the use of our reports dated December 19, 2016, with respect to the statements of assets and liabilities of Prudential Income Builder Fund and Prudential QMA Defensive Equity Fund (constituting Prudential Investment Portfolios 16), including each portfolio of investments as of October 31, 2016, and their respective related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years in the two-year period ended October 31, 2016, the three-month period ended October 31, 2014, and each of the years in the three-year period ended July 31, 2014, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

New York, New York

December 22, 2016